                                                                    Exhibit 21.1


                           UNIVERSAL ELECTRONICS INC.
                     LIST OF SUBSIDIARIES OF THE REGISTRANT


Universal Electronics B.V. (organized under the laws of the Netherlands)

One For All GmbH (organized under the laws of Germany)

Ultra Control Consumer Electronics GmbH (organized under the laws of Germany)

One For All (UK) Ltd. (organized under the laws of the United Kingdom)

One For All Iberia S.L. (organized under the laws of Spain)